EXHIBIT 99.1

Cypress Appoints Brad W. Buss Chief Financial Officer

SAN JOSE, Calif. – August 15, 2005 — Cypress Semiconductor Corp. (NYSE: CY) today announced the appointment of Brad W. Buss as executive vice president of finance and administration and chief financial officer, effective immediately. Buss is a veteran of the electronics industry who comes to Cypress from a position as vice president of finance of Altera Corp., a $1 billion-in-sales provider of programmable semiconductor solutions.

“Brad brings strong strategic financial leadership to Cypress, along with the analytical skills required to evaluate which businesses we should be in over the long haul and why,” said T.J. Rodgers, Cypress president and CEO. “That’s why I recruited him so vigorously.”

“I am excited to be part of one of the most innovative and customer-focused semiconductor companies in the world,” Buss said. “I look forward to providing financial direction in a framework of sound corporate governance as I work with the executive team to continue to enhance shareholder returns. I would also like to thank Cypress Vice President and Controller Jeff Osorio for his financial management of the company over the past few months as interim CFO.”

Buss assumes the Cypress CFO position from Manny Hernandez, who took a job in April as chief financial officer of SunPower Corp., Cypress’s silicon solar cell subsidiary. Osorio was interim CFO during the transition period.

Prior to joining Cypress, Buss spent five years with Altera Corp.—an S&P 500 company and a component of the Nasdaq 100—taking on positions of increasing responsibility, most recently as vice president of finance with responsibility for global business unit finance, channel finance, and financial planning and analysis. Buss also enjoyed a leadership role in the company’s Sarbanes-Oxley and corporate governance efforts.

A native of Canada, Buss earned a bachelor-of-arts degree with a major in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor. He began his finance career as an auditor with Arthur Andersen in Toronto and Los Angeles. Buss spent seven years as a finance executive with Wyle Electronics, a distributor of semiconductors and computer systems, culminating as chief financial officer and secretary of the Atlas Services Division.

Buss also worked at Cisco Systems as a member of the worldwide sales finance team. In addition, he was senior vice president of finance, chief financial officer and secretary at Zaffire Inc., a private optical networking company.

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power.” Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

Statements made in this release that are not historical in nature and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. All other trademarks are the property of their respective owners.